Exhibit 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT:  Edward Gallup
770-441-2051

IMMUCOR, INC. ADDS OUTSIDE DIRECTOR TO BOARD

NORCROSS, GA. (April 25, 2005) –Immucor, Inc. (Nasdaq/NM: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, announced today that Hiroshi (Hiro) Hoketsu has agreed to join Immucor's Board of Directors effective immediately. Mr. Hoketsu has extensive health care experience having been in the industry since 1967. His most recent position was President of Ortho Clinical Diagnostics, K.K. in Japan; a responsibility he held from 1981 until his retirement in 2002.

Commenting on this addition to the Board of Directors Edward L. Gallup, Chairman and Chief Executive Officer, stated, "We are extremely pleased to have an individual with the expertise and background that Hiro brings to our Board. Hiro was key in taking Ortho direct in the blood banking market in Japan in 1985 and was instrumental in growing their market share to a leadership position. His combination of industry background and strategic planning experience will be extremely valuable as the Company and its Board of Directors address the future."

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of our market segments.

For more information on Immucor, please visit our website at www.immucor.com.